LETTER AGREEMENT

AMG Yacktman Focused Fund – Security Selection Only

Subadvisory Agreement

January 31, 2017

Yacktman Asset Management LP

6300 Bridgepoint Parkway

Building One, Suite 500

Austin, Texas 78730

Attn: Management Committee

Re:	Subadvisory Agreement between AMG Funds LLC and Yacktman Asset Management LP, dated as of June 30, 2014, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 1(c) of the Subadvisory Agreement, AMG Funds LLC (the “Adviser”) hereby notifies you that AMG Funds (the “Trust”) is establishing a new series to be named AMG Yacktman Focused Fund – Security Selection Only (the “New Fund”), and that the Adviser desires to retain Yacktman Asset Management LP (the “Subadvisor”) to provide investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Subadvisory Agreement. Attached as Appendix A is an addendum to Schedule A to the Subadvisory Agreement setting forth the annual fee the Adviser will pay the Subadvisor pursuant to Section 3 of the Subadvisory Agreement.

Please acknowledge your agreement to provide such investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

Yacktman Asset Management LP

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED TO WITH RESPECT TO THE TRUST’S OBLIGATIONS UNDER THE SUBADVISORY AGREEMENT

AMG Funds

By:
Name:
Title:
Date:

Appendix A

ADDENDUM TO

SCHEDULE A

AMG Yacktman Focused Fund – Security Selection Only

The Adviser shall pay to the Subadvisor an annual gross investment Subadvisory fee equal to [ ]% per annum of the average daily net assets of AMG Yacktman Focused Fund – Security Selection Only. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

The Subadvisor may voluntarily waive all or a portion of the Subadvisory fee payable from time to time hereunder. The Adviser agrees that, during any period in which the Subadvisor has voluntarily waived all or a portion of the Subadvisory fee hereunder, if requested by the Subadvisor, the Adviser will waive an equal amount (or such lesser amount as the Subadvisor may request) of the advisory fee payable by the Trust to the Adviser with respect to AMG Yacktman Focused Fund – Security Selection Only under the Advisory Agreement.

The Subadvisor agrees that, during any period in which the Adviser has waived all or a portion of the advisory fee payable by the Trust to the Adviser under the Advisory Agreement with respect to AMG Yacktman Focused Fund – Security Selection Only, if requested by the Adviser and approved by the Subadvisor, the Subadvisor will waive an equivalent amount (or such lesser share as the Adviser may request) of the Subadvisory fee payable hereunder with respect to the Fund.

The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to AMG Yacktman Focused Fund – Security Selection Only hereunder, the Adviser shall pay the Subadvisor all amounts previously waived by the Subadvisor to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement.

The Subadvisor agrees that, during any period in which the Adviser has agreed to pay or reimburse the Trust for expenses of AMG Yacktman Focused Fund – Security Selection Only, if requested by the Adviser and approved by the Subadvisor, the Subadvisor shall pay or reimburse the Trust for the entire amount of all such expenses of the Fund (or such lesser amount as the Adviser may request). The Adviser agrees that, in addition to any amounts otherwise payable to the Subadvisor with respect to the Fund hereunder, the Adviser shall pay the Subadvisor all amounts previously paid or reimbursed by the Subadvisor to the extent that such amounts are subsequently paid by the Trust to the Adviser under the Advisory Agreement.